Exhibit 99.1

Press Release

PRGX Global, Inc. Announces Second Quarter

2014 Financial Results

ATLANTA, July 28, 2014 — PRGX Global, Inc. (Nasdaq:PRGX), the world’s leading provider of accounts payable recovery audit services and the pioneer in Profit Discovery™, today announced its unaudited financial results for the second quarter ended June 30, 2014.

“The PRGX Global team bounced back during the quarter to deliver solid results, increasing revenue nearly 11% over the first quarter,” said Ron Stewart, president and chief executive officer. “Compared to Q1, our core recovery audit business increased revenue by 14% and increased Adjusted EBITDA by 49%. Leading the way was our Europe/Asia-Pacific team, recording strong sequential and year-over-year revenue and Adjusted EBITDA growth.”

“Outside of our core business, our Adjacent Services business delivered improved Adjusted EBITDA compared to Q1 on comparable revenue. And finally, our Healthcare Claims Recovery Audit segment continues to be challenged as we wind down our obligations related to the Medicare RAC subcontracts,” continued Mr. Stewart.

“We are starting to see elements of our strategy take effect. This includes continuing to drive process standardization in our core business and moving more work to our global shared service centers, thereby improving efficiencies and reducing costs. The expansion of our audit capabilities into targeted industries and geographies is also bearing fruit, especially in the Oil & Gas industry, where we’ve built a significant backlog of work. In addition, key projects started near the end of the quarter have us excited about the promise of Adjacent Services and we remain focused on our goal of achieving profitability in this portion of our business by year end,” concluded Mr. Stewart.

Consolidated Results for the Three Months Ended June 30, 2014

Consolidated revenue for the second quarter of 2014 decreased 16.4% to $42.0 million compared to $50.2 million in the same prior year period. After adjusting for changes in foreign exchange rates, consolidated second quarter revenue in 2014 decreased 17.2% compared to the same period in 2013.

Recovery Audit Services – Americas revenue for the second quarter of 2014 decreased 8.0% to $27.0 million compared to $29.4 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenue for the second quarter of 2014 decreased by 7.2% compared to the same period in 2013. Most of this reduction is the result of the rate and scope reductions at several large clients, as previously communicated. Further, while there has been a significant increase in contract compliance claims production, conversion of these claims to revenue has been delayed.

Recovery Audit Services – Europe/Asia-Pacific revenue for the second quarter of 2014 increased 15.0% to $12.4 million compared to $10.8 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe/Asia-Pacific revenue for the second quarter of 2014 increased by 9.1% compared to the same period in 2013. The majority of this increase is due to audit growth in key clients in Australia and improved claim conversion within Europe.

Adjacent Services revenue for the second quarter of 2014 was $2.3 million compared to $3.1 million in the same period in the prior year. The majority of this decrease was expected as the Company continues to rationalize and refine its offerings in this segment.

Healthcare Claims Recovery Audit Services revenue for the second quarter of 2014 was $0.3 million compared to $6.9 million in the same period in the prior year. This expected decrease in revenue was primarily attributable to the substantial reduction in auditing as part of the Medicare RAC program.

Total cost of revenue for the second quarter of 2014 was $29.9 million, or 71.3% of revenue, compared to $32.5 million, or 64.8% of revenue, in the same period last year. Nearly half of this margin erosion was due to the wind down of the Medicare RAC program, with the remainder due to the decline in revenue in the other segments as well as our investment in our Contract Compliance services. SG&A for the second quarter of 2014 was $11.0 million compared to $11.6 million in the same period last year, a decrease of $0.6 million. Excluding transformation severance and related expenses, the year over year decrease in SG&A expenses for the quarter was $1.5 million. Depreciation and amortization expenses were $2.5 million in the second quarter of 2014 compared to $3.4 million in the prior year second quarter.

Net loss for the second quarter of 2014 was $(1.5) million, or $(0.05) per basic and diluted share, compared to net income of $1.8 million, or $0.06 per basic and diluted share, for the same period in 2013. Net cash provided by operating activities for the second quarter of 2014 was $2.9 million compared to net cash used in operating activities of $4.0 million in the second quarter of 2013.

Adjusted EBITDA for the second quarter of 2014 was $3.8 million compared to $8.0 million of Adjusted EBITDA for the same period in 2013, a decline of $4.2 million, of which $3.5 million is attributable to Healthcare Claims Recovery Audit Services. Second quarter 2014 Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $1.0 million related to stock-based compensation, $1.6 million of transformation severance and related expenses, a $0.2 million charge for acquisition-related charges, and $0.2 million of foreign currency gains on short-term intercompany balances. The comparable Adjusted EBITDA amount for the second quarter of 2013 excludes from EBITDA for such period a $1.2 million charge related to stock-based compensation, $0.6 million of transformation severance and related expenses, a $0.2 million charge for acquisition-related charges, and $0.2 million of foreign currency losses on short-term intercompany balances. Schedule 3 attached to this press release provides a reconciliation of net income (loss) to each of EBIT (earnings before interest and taxes), EBITDA and Adjusted EBITDA.

Consolidated Results for the Six Months Ended June 30, 2014

Consolidated revenue for the six months ended June 30, 2014 decreased 16.2% to $79.9 million compared to $95.3 million in the same prior year period. After adjusting for changes in foreign exchange rates, consolidated revenue for the six months ended June 30, 2014 decreased 16.3% compared to the same period in 2013.

Recovery Audit Services – Americas revenue for the six months ended June 30, 2014 decreased 6.8% to $51.8 million compared to $55.6 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenue for the six month period decreased by 5.4% compared to the same period in 2013.

Recovery Audit Services – Europe/Asia-Pacific revenue for the six months ended June 30, 2014 increased 1.4% to $22.1 million compared to $21.8 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe/ Asia-Pacific revenue for the six month period decreased by 2.7% compared to the same period in 2013.

Adjacent Services revenue for the six months ended June 30, 2014 was $4.6 million compared to $7.1 million in the same period in the prior year.

Healthcare Claims Recovery Audit Services revenue for the six months ended June 30, 2014 was $1.4 million compared to $10.8 million in the same period in the prior year.

Total cost of revenue for the six months ended June 30, 2014 was $58.8 million, or 73.6% of revenue, compared to $64.1 million, or 67.2% of revenue, in the same period in the prior year. Over half of this margin erosion was due to the wind down of the Medicare RAC program, with the remainder due to the decline in revenue in the other segments as well as our investment in our Contract Compliance services. SG&A for the six months ended June 30, 2014 was $21.0 million compared to $22.2 million in the same period in the prior year, a decline of $1.2 million. Excluding transformation severance and related expenses, the year over year decrease in SG&A expenses for the six month period was $2.1 million. Depreciation and amortization expenses were $5.1 million for the six months ended June 30, 2014 compared to $6.6 million in the same period in the prior year.

Net loss for the six months ended June 30, 2014 was $(5.1) million, or $(0.17) per basic and diluted share, compared to net income of $1.3 million, or $0.05 per basic and diluted share, in the same period in the prior year. Net cash provided by operating activities for the six months ended June 30, 2014 was $5.9 million compared to net cash used in operating activities of $3.1 million in the same period in the prior year.

Adjusted EBITDA for the six months ended June 30, 2014 was $4.3 million compared to $11.7 million of Adjusted EBITDA for the same period in 2013, a decline of $7.4 million, of which $4.7 million is attributable to Healthcare Claims Recovery Audit Services. For the six months ended June 30, 2014, Adjusted EBITDA was earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $2.0 million related to stock-based compensation, $1.9 million of transformation severance and related expenses, a $0.2 million charge for acquisition-related charges, and $0.1 million of foreign currency gains on short-term intercompany balances. The comparable Adjusted EBITDA amount for the six months ended June 30, 2013 excludes from EBITDA for such period a $2.5 million charge related to stock-based compensation, $0.6 million of transformation severance and related expenses, a $0.5 million credit for acquisition-related benefits, and $0.6 million of foreign currency losses on short-term intercompany balances. Schedule 3 attached to this press release provides a reconciliation of net income (loss) to each of EBIT, EBITDA and Adjusted EBITDA.

Liquidity

At June 30, 2014, the Company had unrestricted cash and cash equivalents of $36.4 million, no borrowings against its revolving credit facility, and no bank debt outstanding.

Stock Repurchase Program

During the second quarter of 2014 the Company repurchased 1.7 million shares of its outstanding common stock for an aggregate cost of $11.0 million. From the February 2014 announcement of the Company’s current stock repurchase program through July 25, 2014, the Company has repurchased 2.2 million shares, or 7.2% of its common stock outstanding on the date of the announcement, for an aggregate cost of $14.1 million. As of July 25, 2014, the Company had 28.0 million shares of common stock outstanding.

Second Quarter Earnings Call

As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (Eastern time) to discuss the Company’s second quarter 2014 financial results. To access the conference call, listeners in the U.S. and Canada should dial (877) 755-7423 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial (678) 894-3069. To be admitted to the call, listeners should use passcode 69055483.

This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Events & Presentations” under “Investors”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately two hours after the conclusion of the live audiocast, extending through September 30, 2014. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.

About PRGX Global, Inc.

Headquartered in Atlanta, Georgia, PRGX Global, Inc. is the world’s leading provider of accounts payable recovery audit services. With over 1,600 employees, the Company operates and serves clients in more than 30 countries and provides its services to over 75% of the top 20 global retailers. PRGX is also pioneering Profit Discovery, a unique combination of audit, analytics and advisory services that improves client financial performance. For additional information, please visit PRGX at www.prgx.com.

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s overall condition and growth prospects, anticipated plans and financial results for the remainder of 2014, the strength of the Company’s core recovery audit business, the Company’s decision to withdraw from the Medicare RAC rebid process, the long term business objectives for the Company, including its Healthcare Claims Recovery Audit Services business and its Adjacent Services business. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenue that does not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenue from its core recovery audit services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, changes to Medicare and Medicaid recovery audit contractor programs and the effects of the Company’s decision to withdraw from the Medicare RAC rebid process, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 14, 2014. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

Non-GAAP Financial Measures

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of the Company’s performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating its performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future the Company will incur expenses such as those used in calculating these measures. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net income (loss) to each of EBIT, EBITDA and Adjusted EBITDA.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: PRGX Global, Inc.

CONTACT: PRGX Global, Inc.

investor-relations@prgx.com

Phone: 770-779-3011

SCHEDULE 1

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
Revenue	$41,981	$50,205	$79,882	$95,306
Operating expenses:
Cost of revenue	29,944	32,522	58,776	64,060
Selling, general and administrative expenses	11,037	11,629	21,013	22,209
Depreciation of property and equipment	1,586	2,027	3,268	4,035
Amortization of intangible assets	902	1,332	1,805	2,608

Total operating expenses	43,469	47,510	84,862	92,912

Operating income (loss)	(1,488)	2,695	(4,980)	2,394

Foreign currency transaction (gains) losses on short-term intercompany balances	(163)	225	(148)	582
Interest expense (income), net	(43)	53	11	(164)

Income (loss) before income taxes	(1,282)	2,417	(4,843)	1,976

Income tax expense	186	586	299	642

Net income (loss)	$(1,468)	$1,831	$(5,142)	$1,334

Basic earnings (loss) per common share	$(0.05)	$0.06	$(0.17)	$0.05

Diluted earnings (loss) per common share	$(0.05)	$0.06	$(0.17)	$0.05

Weighted average common shares outstanding:
Basic	29,733	29,053	29,945	28,912

Diluted	29,733	29,436	29,945	29,366

SCHEDULE 2

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$36,367	$43,700
Restricted cash	194	57
Receivables:
Contract receivables, net	31,021	38,079
Employee advances and miscellaneous receivables, net	1,230	2,242

Total receivables	32,251	40,321
Prepaid expenses and other current assets	4,989	3,917

Total current assets	73,801	87,995
Property and equipment, net	13,182	13,994
Goodwill	13,716	13,686
Intangible assets, net	11,844	13,582
Deferred income taxes	1,659	1,701
Other assets	1,489	1,871

Total assets	$115,691	$132,829

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10,304	$10,809
Accrued payroll and related expenses	13,328	15,415
Refund liabilities and deferred revenue	7,485	8,109
Business acquisition obligations	—	3,156

Total current liabilities	31,117	37,489
Other long-term liabilities	1,373	1,512

Total liabilities	32,490	39,001

Shareholders’ equity:
Common stock	285	294
Additional paid-in capital	598,823	604,806
Accumulated deficit	(518,528)	(513,386)
Accumulated other comprehensive income	2,621	2,114

Total shareholders’ equity	83,201	93,828

Total liabilities and shareholders’ equity	$115,691	$132,829

SCHEDULE 3

PRGX Global, Inc. and Subsidiaries

Reconciliation of Net Income (Loss) to EBIT, EBITDA and Adjusted EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
Reconciliation of net income (loss) to EBIT, EBITDA and Adjusted EBITDA:
Net income (loss)	$(1,468)	$1,831	$(5,142)	$1,334

Income tax expense	186	586	299	642
Interest expense (income), net	(43)	53	11	(164)

EBIT	(1,325)	2,470	(4,832)	1,812

Depreciation of property and equipment	1,586	2,027	3,268	4,035
Amortization of intangible assets	902	1,332	1,805	2,608

EBITDA	1,163	5,829	241	8,455

Foreign currency transaction (gains) losses on short-term intercompany balances	(163)	225	(148)	582
Acquisition-related charges (benefits)	230	191	249	(475)
Transformation severance and related expenses	1,554	617	1,939	617
Stock-based compensation	983	1,155	2,004	2,473

Adjusted EBITDA	$3,767	$8,017	$4,285	$11,652

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBIT, EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income (loss)	$(1,468)	$1,831	$(5,142)	$1,334
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,488	3,359	5,073	6,643
Amortization of deferred debt costs	23	45	39	91
Stock-based compensation expense	983	1,155	2,004	2,473
Foreign currency transaction (gains) losses on short-term intercompany balances	(163)	225	(148)	582
Decrease (increase) in receivables	500	(6,414)	7,732	256
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	1,331	(2,772)	(3,652)	(12,110)
Other, primarily changes in assets and liabilities	(754)	(1,411)	(54)	(2,402)

Net cash provided by (used in) operating activities	2,940	(3,982)	5,852	(3,133)

Cash flows from investing activities:
Purchases of property and equipment, net of disposals	(1,489)	(782)	(2,333)	(2,989)

Net cash used in investing activities	(1,489)	(782)	(2,333)	(2,989)

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	—	—	4,118
Repurchase of common stock	(10,958)	—	(10,998)	—
Other, net	(352)	(1,446)	(232)	(3,946)

Net cash (used in) provided by financing activities	(11,310)	(1,446)	(11,230)	172

Effect of exchange rates on cash and cash equivalents	529	(475)	378	(754)

Net decrease in cash and cash equivalents	(9,330)	(6,685)	(7,333)	(6,704)
Cash and cash equivalents at beginning of period	45,697	37,787	43,700	37,806

Cash and cash equivalents at end of period	$36,367	$31,102	$36,367	$31,102

SCHEDULE 5

PRGX Global, Inc. and Subsidiaries

Results by Operating Segment *

(Amounts in thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	Change	2014	2013	Change
Revenue
Recovery Audit Services - Americas	$27,029	$29,392	$(2,363)	$51,827	$55,634	$(3,807)
Recovery Audit Services - Europe/Asia-Pacific	12,382	10,770	1,612	22,084	21,787	297
Adjacent Services	2,281	3,137	(856)	4,564	7,080	(2,516)
Healthcare Claims Recovery Audit Services	289	6,906	(6,617)	1,407	10,805	(9,398)

Total	$41,981	$50,205	$(8,224)	$79,882	$95,306	$(15,424)

Cost of revenue
Recovery Audit Services - Americas	$17,074	$16,631	$(443)	$33,074	$32,335	$(739)
Recovery Audit Services - Europe/Asia-Pacific	8,673	8,758	85	16,090	17,780	1,690
Adjacent Services	2,849	3,074	225	5,884	6,274	390
Healthcare Claims Recovery Audit Services	1,348	4,059	2,711	3,728	7,671	3,943

Total	$29,944	$32,522	$2,578	$58,776	$64,060	$5,284

Selling, general and administrative expenses
Recovery Audit Services - Americas	$2,970	$3,765	$795	$5,818	$6,731	$913
Recovery Audit Services - Europe/Asia-Pacific	1,936	1,439	(497)	3,740	2,179	(1,561)
Adjacent Services	946	1,063	117	1,512	1,780	268
Healthcare Claims Recovery Audit Services	553	751	198	1,177	1,515	338
Corporate	4,632	4,611	(21)	8,766	10,004	1,238

Total	$11,037	$11,629	$592	$21,013	$22,209	$1,196

Depreciation of property and equipment
Recovery Audit Services - Americas	$1,245	$1,356	$111	$2,501	$2,724	$223
Recovery Audit Services - Europe/Asia-Pacific	149	126	(23)	295	238	(57)
Adjacent Services	158	154	(4)	318	309	(9)
Healthcare Claims Recovery Audit Services	34	391	357	154	764	610

Total	$1,586	$2,027	$441	$3,268	$4,035	$767

Amortization of intangible assets
Recovery Audit Services - Americas	$501	$698	$197	$1,001	$1,396	$395
Recovery Audit Services - Europe/Asia-Pacific	305	452	147	612	848	236
Adjacent Services	96	182	86	192	364	172

Total	$902	$1,332	$430	$1,805	$2,608	$803

Operating income (loss)
Recovery Audit Services - Americas	$5,239	$6,942	$(1,703)	$9,433	$12,448	$(3,015)
Recovery Audit Services - Europe/Asia-Pacific	1,319	(5)	1,324	1,347	742	605
Adjacent Services	(1,768)	(1,336)	(432)	(3,342)	(1,647)	(1,695)
Healthcare Claims Recovery Audit Services	(1,646)	1,705	(3,351)	(3,652)	855	(4,507)
Corporate	(4,632)	(4,611)	(21)	(8,766)	(10,004)	1,238

Total	$(1,488)	$2,695	$(4,183)	$(4,980)	$2,394	$(7,374)

Adjusted EBITDA
Recovery Audit Services - Americas	$7,443	$9,391	$(1,948)	$13,401	$16,973	$(3,572)
Recovery Audit Services - Europe/Asia-Pacific	2,256	942	1,314	2,816	1,465	1,351
Adjacent Services	(1,049)	(956)	(93)	(2,205)	(874)	(1,331)
Healthcare Claims Recovery Audit Services	(1,362)	2,096	(3,458)	(3,093)	1,619	(4,712)
Corporate	(3,521)	(3,456)	(65)	(6,634)	(7,531)	897

Total	$3,767	$8,017	$(4,250)	$4,285	$11,652	$(7,367)

*	The Recovery Audit Services - Americas segment represents recovery audit services, excluding Healthcare Claims Recovery Audit Services, provided in the United States, Canada and Latin America. The Recovery Audit Services - Europe/Asia-Pacific segment represents recovery audit services, excluding Healthcare Claims Recovery Audit Services, provided in Europe, Asia and the Pacific region. The Adjacent Services segment (formerly known as Profit Optimization services) represents financial advisory services and business analytics services. The Healthcare Claims Recovery Audit Services segment represents recovery audit services for healthcare claims, which consist primarily of services provided under subcontracts related to the Medicare Recovery Audit Contractor program.